Exhibit 3.4

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

OF CERTIFICATE OF INCORPORATION

OF

INTELGENX TECHNOLOGIES CORP.
_______________________________

Under Section 242 of the
Delaware General Corporation Law (the "Law")

The undersigned, Horst Zerbe, being the President of INTELGENX TECHNOLOGIES CORP., a Delaware corporation (the "Corporation") does hereby certify:

The name of the Corporation is INTELGENX TECHNOLOGIES CORP.

The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of Delaware on July 27, 1999.

The Certificate of Incorporation of the Corporation is hereby amended to increase the number of authorized shares of common stock from Twenty Million (20,000,000) to One Hundred Million (100,000,000) with a par value of $.00001 per share and to authorize the creation of Twenty Million (20,000,000) shares of blank check preferred stock, par value $.00001 per share (the "Amendment");

To effect such Amendment, paragraph Fourth of the Certificateof Incorporation is hereby amended to read in its entirety as follows:

"Fourth. The Corporation is authorized to issue two classes of stock. One class of stock shall be common stock, par value $.00001. The second class of stock shall be "blank check" preferred stock, par value $.00001. The "blank check" preferred stock, or any series thereof, shall have such voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the board or directorsand may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors pursuant to authority expressly vested in it by the provisions of this Certificate of Incorporation, provided that the matter in which such facts shall operate upon such voting powers, designations, preferences, rights and qualifications, limitations or restrictionsof such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

The total number of shares of stock which is the Corporation is authorized to issue is as follows:

Class	Par Value	Authorized Shares

Common stock	$0.00001	100,000,000
Preferred stock	$0.00001	20,000,000"

The foregoing Amendment of the Certificate of Incorporation was authorized by the unanimous written consent of all the directors of the Corporation and by the majority stockholder entitled to vote thereon, in accordance with Sections 228 and 242 of the Law.

IN WITNESS WHEREOF, the undersigned has subscribed this Certificate and affirmed it as true under penalties of perjury this 10th day of May, 2007.

INTELGENX TECHNOLOGIES CORP.

By:	/s/ Horst Zerbe
Horst Zerbe, President